Exhibit 3.1(iii)
                 ARTICLES OF AMENDMENT TO THE
              AMENDED ARTICLES OF INCORPORATION OF
                  TINTIC GOLD MINING COMPANY,
                       a Utah corporation

     Pursuant to Utah Code Ann. Section 16-10a-1006, as amended 1992, these Articles of Amendment are made by the above-named Corporation to amend Articles VI and X and to further add and include Articles XI and XII to the previously effective Amended Articles of Incorporation dated March 15, 1969, Articles of Amendment filed with the Lieutenant Governor of the State of Utah on April 4, 1969.
     (a)  The name of the corporation is Tintic Gold Mining Company.

     (b)  The full text of the amended Article VI is as follows:

            The affairs of this Company shall be managed by a board of a minimum of three persons, as opposed to five, who shall serve as directors of the Company. All directors shall be chosen by ballot by the stockholders at the annual meeting, to hold office for one year and until their successors are elected and qualified.
            Each director shall hold not less than 100 shares of the stock of the Company in order to be eligible to hold the office of director.

     (c)  The  full text of the amended Article X is as follows:

            Due to expense, the Company shall not be required to conduct a stockholders' meeting on the second Tuesday of June of every year but only in the event that something material occurs with respect to the Company's business, materiality to be determined in accordance with Board discretion. Notice for such meeting shall be mailed or delivered to each stockholder as shown by the Company's books, at least ten (10) days before such meeting, directed to his address, as shown by the Company's books, a written or printed notice thereof.

            At every stockholders' meeting each stockholder shall have one vote for each share of stock owned by him on the books of the Company. Fractional part of a share may be voted as such in the same manner. Proxies, duly authenticated to the satisfaction of the meeting, shall be accepted. A majority of the votes cast at any meeting of stockholders shall decide all or every question that may come before such meeting.

     (d)  The full text of the new and added Article XI is as follows:

            The Company is authorized to take action without a meeting pursuant to Section 16-10a-704 of the Revised Utah Business Corporation Act effective July 1,
            1992, providing for consents of stockholders in writing, setting forth the action to be taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present and voted.
            Further, the Company shall have and receive all the benefits and protections of the Revised Utah
            Business Corporation Act as if the Company had been incorporated after July 1, 1992, provided that such is not otherwise inconsistent with other provisions of the Company's existing
            Articles of Incorporation.

     (e)  The full text of the new and added Article XII is as follows:

            The Company expressly opts-out of the Utah
            Control Shares Acquisitions Act, all as provided in Utah Code Ann.
            Section 61-6-6.

     (f) The date of the adoption of the foregoing amendments was July 1, 1994;

     (g) The amendments were approved by the shareholders at an annual meeting of its shareholders held on July 1, 1994 and formal notice was given to all shareholders not less than ten (10) days nor more than sixty (60) days prior to such meeting;

     (h) The number of shares issued and outstanding at the time adoption of the foregoing amendments was put to the shareholders was 2,317,720. All shares are of the same class, namely, common capital voting stock. Accordingly, the existence of separate voting groups is inapplicable;

     (i) At the annual meeting, 1,459,604 shares voted in favor of the proposed adoption of Article XI and none voted against;

     (j) 1,456,604 shares voted in favor of the proposed adoption of Article XII and 3,000 shares voted against;

     (k)  1,459,604 shares voted in favor of the proposed amendments to
Article VI and none voted against; and

     (l)  1,456,604 shares voted in favor of the proposed amendments to
Article X and 3,000 voted against.

     Based on a majority of the shareholders having approved each proposed amendment set forth above, each such amendment has been duly and lawfully adopted in accordance with Utah law.

     IN WITNESS WHEREOF, these Articles of Amendment are signed by the Secretary of Tintic Gold Mining Company, a Utah corporation, this 10th day of August, 1994.

                                   TINTIC GOLD MINING COMPANY

                                   /s/Hugh Colthary
                                   Hugh Coltharp, Secretary

STATE OF UTAH       )
                    )ss.
SALT LAKE COUNTY    )

     SUBSCRIBED and SWORN to before me this 10th day of August, 1994.



                                   /s/Sandra E. Hansen
                                   Notary Public
                                   Residing at Salt Lake City, UT
My Commission Expires:

March 24, 1998
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